Exhibit 99.1

Clear Channel Communications Announces First Quarter 2008 Results

SAN ANTONIO--(BUSINESS WIRE)--Clear Channel Communications, Inc. (NYSE: CCU) today reported results for its first quarter ended March 31, 2008.

The Company reported revenues of $1.6 billion in the first quarter of 2008, a 4% increase over the $1.5 billion reported for the first quarter of 2007. Included in the Company’s revenue is a $48.1 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 1%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

Clear Channel’s expenses increased 8% to $1.1 billion during the first quarter of 2008 compared to 2007. Included in the Company’s 2008 expenses is a $41.9 million increase due to movements in foreign exchange. Strictly excluding the effects of movements in foreign exchange in the 2008 expenses, expense growth would have been 4%. Also included in the Company’s 2008 expenses is approximately $9.6 million of non-cash compensation expense. This compares to non-cash compensation expense of $8.2 million in the first quarter of 2007.

Clear Channel’s income before discontinued operations increased 70% to $161.4 million, as compared to $95.1 million for the same period in 2007. The Company’s diluted earnings before discontinued operations per share increased 68% to $0.32, compared to $0.19 for the same period in 2007. The Company’s first quarter 2008 net income included an approximate $67.2 million nontaxable gain, which includes the minority interest expense on the gain, or $0.13 per diluted share, on the divestiture of its 50% interest in Clear Channel Independent, a South African outdoor advertising company. Excluding this gain, Clear Channel’s first quarter 2008 income before discontinued operations would have been $94.2 million or $0.19 per diluted share. See reconciliation of net income and diluted earnings per share at the end of this press release.

The Company’s OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets – net) was $394.8 million in the first quarter of 2008, a 6% decrease from the first quarter of 2007. See reconciliation of OIBDAN to net income at the end of this press release.

“We continued to execute on our strategic plan during first quarter in the face of a challenging macro-economic climate,” commented Mark P. Mays, Chief Executive Officer of Clear Channel Communications. “While our results were affected by the soft advertising market, we continued to out-deliver the majority of our media industry peers. Our Outdoor results benefited from the global diversification of our footprint, as well as our ongoing efforts to expand our digital presence. We are solidly on track in rolling out our digital installation plan, which continues to strengthen our long-term growth potential. Our radio operations out-performed the majority of our markets in the quarter and we continued to invest in our content and online assets in an effort to strengthen our value proposition to both our listeners and advertisers. We believe our concerted investment strategy will position our businesses for growth over the long-term.”

Merger Transaction

The Company’s shareholders approved the adoption of the merger agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC (“the Sponsors”) on September 25, 2007. The Company anticipated the merger would close by the end of the first quarter of 2008. However, on March 26, 2008, the Company, joined by CC Media Holdings, Inc., a unit of the Sponsors, sued the banks who had committed to financing the debt connected to the merger for tortious interference. A trial date is currently set for June 2, 2008. The Company is unable to estimate a closing date and is not certain that a closing will occur.

Television and Radio Divestitures

Television

On March 14, 2008, the Company completed the sale of its Television Group to an affiliate of Providence Equity Partners Inc. for $1.0 billion. The operations of the Television Group up to the date of sale are reported as discontinued operations in the consolidated statements of operations.

Radio

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)
Adjusted number of radio stations being marketed for sale (“Non-core” radio stations)	275
Non-core radio stations sold through March 31, 2008	(223)
Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements	(32)
Non-core radio stations being marketed for sale	20

On November 16, 2006, the Company announced plans to sell 448 non-core radio stations. The sale of these assets is not contingent on the closing of the merger described above. During the first quarter of 2008, the Company revised its plans to sell 173 of these stations and intends to hold and operate the stations. A portion of these stations were previously classified as discontinued operations. The stations no longer met the requirements of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations were reclassified to continuing operations in the Company’s consolidated financial statements as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007. The Company sold 223 non-core radio stations, had definitive asset purchase agreements for 32 non-core radio stations and continued to market 20 non-core radio stations at March 31, 2008. These stations were classified as assets from discontinued operations in the Company’s consolidated balance sheet and as discontinued operations in the consolidated financial statements as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007.

Through May 7, 2008, the Company executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions.

There can be no assurance that any of the pending divestitures contemplated in this release will actually be consummated.

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007
Revenue
Radio Broadcasting	$769,611	$799,201	(4%)
Outdoor Advertising	775,579	690,856	12%
Other	44,453	45,674	(3%)
Eliminations	(25,436)	(30,654)
Consolidated revenue	$1,564,207	$1,505,077	4%

The Company’s first quarter 2008 revenue increased from foreign exchange movements of approximately $48.1 million as compared to the same period of 2007.

Direct Operating and SG&A Expenses by Division
Radio Broadcasting	$500,778	$511,211
Less: Non-cash compensation expense	(4,809)	(4,464)
	495,969	506,747	(2%)

Outdoor Advertising	615,444	521,738
Less: Non-cash compensation expense	(1,930)	(1,367)
	613,514	520,371	18%

Other	41,542	41,903
Less: Non-cash compensation expense	—	—
	41,542	41,903	(1%)

Eliminations	(25,436)	(30,654)

Plus: Non-cash compensation expense	6,739	5,831
Consolidated divisional operating expenses	$1,132,328	$1,044,198	8%

The Company’s first quarter 2008 direct operating and SG&A expenses increased from foreign exchange movements of approximately $41.9 million as compared to the same period of 2007.

OIBDAN
Radio Broadcasting	$273,642	$292,454	(6%)
Outdoor Advertising	162,065	170,485	(5%)
Other	2,911	3,771	(23%)
Corporate and Merger costs	(43,841)	(47,422)
Consolidated OIBDAN	$394,777	$419,288	(6%)

See reconciliation of OIBDAN to net income at the end of this press release.

Radio Broadcasting

Radio revenue declined $29.6 million during the first quarter of 2008 as compared to the same period of 2007. Declines in local and national revenues were partially offset by increases in traffic, on-line and syndicated radio revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and services advertising categories. The Company’s yield per available minute declined in the first quarter of 2008 compared to the first quarter of 2007.

Operating expenses declined $10.4 million primarily related to a decline of $11.5 million in programming expenses attributable to outside research and salaries partially offset by increases in syndicated radio and other infrastructure support expenses. A decline in advertising expenses and a decline in commission expenses associated with the revenue decline also contributed to the overall decline in expenses.

Outdoor Advertising

The Company’s outdoor advertising revenue increased 12% to $775.6 million during the first quarter of 2008 when compared to revenues of $690.9 million for the same period in 2007. Included in the 2008 results is an approximate $48.1 million increase related to foreign exchange when compared to 2007.

Outdoor advertising expenses increased 18% to $615.4 million when compared to the same period in 2007. Included in the 2008 results is an approximate $41.9 million increase related to foreign exchange when compared to 2007.

  Americas Outdoor

Revenue increased approximately $16.3 million during the first quarter of 2008 compared to the first quarter of 2007 primarily from increases in airport and street furniture revenue as well as digital display revenue. The increase in street furniture was mainly due to a new contract in San Francisco. Airport revenue increased due to contract wins and increased rates and occupancy. The increase in digital display revenue was primarily attributable to an increase in digital displays. Partially offsetting the revenue increase was a slight decline in bulletin and poster revenue. The decline in bulletin revenue was attributable to decreased occupancy while the decline in poster revenue was mainly due to a decrease in rates. Leading advertising categories during the quarter were telecommunications, retail, automotive, financial services and amusements. Revenue growth was led by U.S. markets Boston, Los Angeles, Milwaukee, San Francisco, and Seattle and the Americas’ international markets of Canada, Mexico and Peru.

Americas operating expenses increased $25.5 million primarily from higher site lease expenses of $18.9 million. Approximately $8.9 million of this increase was associated with new airport and street furniture contracts and the remainder was primarily associated with the increase in airport, street furniture and digital revenue. Commission expenses associated with the increase in revenue also contributed to the increase in operating expenses.

  International Outdoor

Revenue increased approximately $68.4 million, with roughly $46.4 million from movements in foreign exchange. The remainder of the revenue growth was primarily attributable to growth in China, Italy, Spain, Romania and Australia, partially offset by a revenue decline in the United Kingdom. The Company experienced weak advertising markets in both France and the United Kingdom during the quarter. China, Italy, Spain and Australia all benefited from strong advertising environments. The Company’s international division acquired operations in Romania at the end of the second quarter of 2007, which contributed to the revenue growth in 2008. The division also benefited from political spending for the national elections in Italy. The revenue growth in Spain was primarily a result of the Barcelona bike contract, which the Company began operating in 2007.

Operating expenses increased $68.2 million. Included in the increase is approximately $40.6 million related to movements in foreign exchange. The remaining increase in expenses was primarily attributable to an increase in site lease and selling expenses as well as other operating expenses associated with the increase in revenue.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)

The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the first quarter of 2008 and 2007:

(In thousands)	Three Months Ended March 31,
	2008	2007
Direct operating expense	$3,604	$3,000
SG&A	3,135	2,831
Corporate	2,851	2,414
Total non-cash compensation	$9,590	$8,245

The Company will not be holding a Conference Call or Webcast

As a result of the Clear Channel Communications, Inc. pending merger transaction that was approved by Clear Channel Communications, Inc. shareholders on September 25, 2007, the Company will not be hosting a teleconference or webcast to discuss results.

Second Quarter and 2008 Outlook

Due to the pending merger transaction and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its expectations and current information related to 2008 operating results.

Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company’s revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements.

As of May 8, 2008, revenues for the consolidated Company are pacing down 2.7% for the second quarter of 2008 as compared to the second quarter of 2007, and are pacing down 1.2% for the full year of 2008 as compared to the full year of 2007. As of the first week of May, the Company has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the second quarter and approximately 65% of the actual revenues recorded for the full year.

As of May 8, 2008, revenues for the Radio division are pacing down 5.3% for the second quarter of 2008 as compared to the second quarter of 2007, and are pacing down 4.3% for the full year of 2008 as compared to the full year of 2007. As of the first week of May, the Radio division has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the second quarter and approximately 60% of the actual revenues recorded for the full year. The Company’s Radio division currently forecasts total operating expense growth to be in a range of down low single-digits to up low single-digits for the full year 2008 as compared to the full year 2007.

Also as of May 8, 2008, revenues in the Outdoor division are pacing up 0.3% with the Americas above and International below the 0.3% pacing for the second quarter 2008 as compared to the second quarter of 2007. For the full year 2008 versus the full year 2007, the Outdoor division revenues are pacing up 2.3% with the Americas slightly below and International slightly above the full-year pacing of 2.3%. As of the first week of May, the Outdoor division has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the second quarter and approximately 65% of the actual revenues recorded for the full year. Excluding the effects of movements in foreign exchange, the Company’s Outdoor division currently forecasts total operating expense growth to be in a range of low single-digit to mid single-digit growth for the full year 2008 as compared to the full year 2007.

For the consolidated company, current management forecasts show corporate expenses of $180 to $190 million for the full year 2008. This projection does not include any ongoing management fees that may be paid to the Sponsors post closing of the merger. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $40 million to $50 million for the full year of 2008. These projections do not consider any expense associated with the pending merger transaction.

The Company currently forecasts overall capital expenditures for 2008 of $475 to $500 million, excluding any capital expenditures associated with any new contract wins the Company may have during 2008. Increases over the 2007 level would be primarily due to new contract wins during 2007 and 2008 and any acceleration of the roll-out of digital boards.

Income tax expense as a percent of ‘Income before income taxes and minority interest’ is currently projected to be approximately 38%. Current income tax expense as a percent of ‘Income before income taxes and minority interest’ is currently expected to be 20% to 25%. This percentage does not include any tax expense or benefit related to the pending merger transaction, the recently completed divestitures of the Company’s television stations and certain of its radio stations or other capital gain transactions, or the effects of any resolution of governmental examinations.

TABLE 1 - Financial Highlights of Clear Channel Communications, Inc. and Subsidiaries - Unaudited

(In thousands, except per share data)	Three Months Ended March 31,		%
	2008	2007	Change

Revenue	$1,564,207	$1,505,077	4%
Direct operating expenses	705,947	627,879
Selling, general and administrative expenses	426,381	416,319
Corporate expenses	46,303	48,150
Merger costs	389	1,686
Depreciation and amortization	152,278	139,685
Gain on disposition of assets – net	2,097	6,947
Operating Income	235,006	278,305	(16%)

Interest expense	100,003	118,077
Gain (loss) on marketable securities	6,526	395
Equity in earnings of nonconsolidated affiliates	83,045	5,264
Other income (expense) – net	11,787	(12)
Income before income taxes, minority interest and discontinued operations	236,361	165,875
Income tax expense:
Current	23,833	32,359
Deferred	42,748	38,107
Income tax expense	66,581	70,466
Minority interest expense, net of tax	8,389	276
Income before discontinued operations	161,391	95,133
Income from discontinued operations	638,262	7,089

Net income	$799,653	$102,222

Diluted earnings per share:

Diluted earnings before discontinued operations per share	$.32	$.19	68%

Diluted earnings per share	$1.61	$.21	667%

Weighted average shares outstanding – Diluted	496,388	494,868

Income Taxes

The Company recorded a gain of $75.6 million in equity in earnings of nonconsolidated affiliates from the sale of its 50% interest in Clear Channel Independent. The sale was structured as a tax free disposition thereby resulting in no tax expense. As a result, the Company’s effective tax rate for the first quarter of 2008 was 28.2%.

Discontinued Operations

Included in income from discontinued operations in the first quarter of 2008 is a gain of $633.2 million, net of tax, related to the sale of the Company’s television business and the sale of certain radio stations. The Company estimates utilization of approximately $577.3 million of capital loss carryforwards to offset a portion of the taxes associated with these gains. As of March 31, 2008, the Company had approximately $809.2 million in capital loss carryforwards remaining.

TABLE 2 - Selected Balance Sheet Information - Unaudited
Selected balance sheet information for 2008 and 2007 was:

(In millions)	March 31, 2008	December 31, 2007

Cash	$602.1	$145.1
Total Current Assets	$2,679.3	$2,294.6
Net Property, Plant and Equipment	$3,074.7	$3,050.4
Total Assets	$19,053.2	$18,805.5
Current Liabilities (excluding current portion of long-term debt)	$1,429.3	$1,453.1
Long-Term Debt (including current portion of long-term debt)	$5,941.6	$6,575.2
Shareholders’ Equity	$9,661.9	$8,797.5
TABLE 3 - Capital Expenditures - Unaudited
Capital expenditures for the first quarter of 2008 and 2007 were:

(In millions)	March 31, 2008	March 31, 2007

Non-revenue producing	$43.4	$35.6
Revenue producing	50.3	29.4
Total capital expenditures	$93.7	$65.0

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Total Debt - Unaudited
At March 31, 2008, Clear Channel had total debt of:

(In millions)	March 31, 2008

Bank Credit Facilities	$—
Public Notes	5,823.1
Other Debt	118.5
Total	$5,941.6

Liquidity and Financial Position

For the quarter ended March 31, 2008, cash flow from operating activities was $367.8 million, cash flow used by investing activities was $154.3 million, cash flow used by financing activities was $754.4 million, and net cash provided by discontinued operations was $997.9 million for a net increase in cash of $457.0 million.

Leverage, defined as debt(a), net of cash, divided by the trailing 12-month pro forma EBITDA(b), was 2.41x at March 31, 2008.

As of March 31, 2008, 81% of the Company’s debt bears interest at fixed rates while 19% of the Company’s debt bears interest at floating rates based upon LIBOR. The Company’s weighted average cost of debt at March 31, 2008 was 5.8%.

As of May 8, 2008, the Company had approximately $1.7 billion available on its bank credit facility. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

(a) As defined by Clear Channel’s credit facility, debt is long-term debt of $5.94 billion plus letters of credit of $184.9 million; guarantees of third party debt of $0; net original issue discount/premium of $14.4 million; deferred purchase consideration of $16.4 million included in other long-term liabilities; plus the fair value of interest rate swaps of $40.4 million; and less purchase accounting premiums of $2.3 million.

(b) As defined by Clear Channel’s credit facility, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets – Net (OIBDAN)

The following tables set forth Clear Channel's OIBDAN for the three months ended March 31, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations; Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain on disposition of assets - net; and, D&A.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company’s bank credit facilities use this measure for compliance with leverage covenants.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN to net income; and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

(In thousands)	Operating income(loss)	Non-cash compensation expense	Depreciation and amortization	Gain on disposition of assets - net	OIBDAN

Three Months Ended March 31, 2008
Radio Broadcasting	$237,346	$4,809	$31,487	$—	$273,642
Outdoor	55,045	1,930	105,090	—	162,065
Other	(8,644)	—	11,555	—	2,911
Gain on disposition of assets – net	2,097	—	—	(2,097)	—
Corporate and Merger costs	(50,838)	2,851	4,146	—	(43,841)
Consolidated	$235,006	$9,590	$152,278	$(2,097)	$394,777

Three Months Ended March 31, 2007
Radio Broadcasting	$258,089	$4,464	$29,901	$—	$292,454
Outdoor	73,448	1,367	95,670	—	170,485
Other	(6,195)	—	9,966	—	3,771
Gain on disposition of assets – net	6,947	—	—	(6,947)	—
Corporate and Merger costs	(53,984)	2,414	4,148	—	(47,422)
Consolidated	$278,305	$8,245	$139,685	$(6,947)	$419,288
Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended March 31,		% Change
	2008	2007

Revenue	$1,564,207	$1,505,077	4%
Less: Foreign exchange increase	(48,051)	—
Revenue excluding effects of foreign exchange	$1,516,156	$1,505,077	1%

Outdoor revenue	$775,579	$690,856	12%
Less: Foreign exchange increase	(48,051)	—
International revenue excluding effects of foreign exchange	$727,528	$690,856	5%

International Outdoor revenue	$442,217	$373,833	18%
Less: Foreign exchange increase	(46,362)	—
International Outdoor revenue excluding effects of foreign exchange	$395,855	$373,833	6%

Reconciliation of Expense excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended March 31,		% Change
	2008	2007

Consolidated expense	$ 1,132,328	$ 1,044,198	8%
Less: Foreign exchange increase	(41,924)	—
Consolidated expense excluding effects of foreign exchange	$ 1,090,404	$ 1,044,198	4%

Outdoor expense	$ 615,444	$ 521,738	18%
Less: Foreign exchange increase	(41,924)	—
Outdoor expense excluding effects of foreign exchange	$ 573,520	$ 521,738	10%

International Outdoor expense	$ 400,824	$ 332,581	21%
Less: Foreign exchange increase	(40,564)	—
International Outdoor expense excluding effects of foreign exchange	$ 360,260	$ 332,581	8%

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007

OIBDAN	$394,777	$419,288	(6%)
Non-cash compensation expense	9,590	8,245
Depreciation & amortization	152,278	139,685
Gain on disposition of assets – net	2,097	6,947
Operating Income	235,006	278,305	(16%)

Interest expense	100,003	118,077
Gain (loss) on marketable securities	6,526	395
Equity in earnings of nonconsolidated affiliates	83,045	5,264
Other income (expense) – net	11,787	(12)
Income before income taxes, minority interest and discontinued operations	236,361	165,875
Income tax expense:
Current	23,833	32,359
Deferred	42,748	38,107
Income tax expense	66,581	70,466
Minority interest expense, net of tax	8,389	276
Income before discontinued operations	161,391	95,133
Income from discontinued operations	638,262	7,089

Net income	$799,653	$102,222
Reconciliation of Net Income and Diluted Earnings per Share (“EPS”)

(In millions, except per share data)	Three Months Ended March 31, 2008		Three Months Ended March 31, 2007
	Net Income	EPS	Net Income	EPS
Reported Amounts	$799.7	$1.61	$102.2	$.21
Discontinued operations	(638.3)	(1.29)	(7.1)	(.02)
Less: Gain on disposition of asset	(75.6)	(.15)	—	—
Plus: Minority interest expense on gain	8.4	.02	—	—
Amounts excluding certain items	$94.2	$.19	$95.1	$.19

About Clear Channel Communications

Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world.

For further information contact:

Investors – Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or Media – Lisa Dollinger, Chief Communications Officer, (210) 832-3474 or visit our web-site at http://www.clearchannel.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The Company cannot provide any assurance that the proposed merger transaction announced on November 16, 2006, and amended April 18, 2007 and May 17, 2007 will be completed, or the terms on which the transaction will be consummated.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications’ future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Important Additional Information Regarding the Merger and Where to Find It:

In connection with the pending merger, CC Media Holdings, Inc. and Clear Channel Communications, Inc. (“Clear Channel”) have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that contains a proxy statement/prospectus and other documents regarding the pending transaction. Before making any investment decisions, security holders of Clear Channel are urged to read the proxy statement/prospectus and all other documents regarding the merger, carefully in their entirety, because they contain important information about the pending transaction. Shareholders of Clear Channel may obtain free copies of the proxy statement/prospectus and other documents filed with, or furnished to, the SEC at the SEC’s website at http://www.sec.gov.

CONTACT:
Clear Channel Communications, Inc.
Investors:
Randy Palmer, 210-832-3315
Senior Vice President of Investor Relations
or
Media:
Lisa Dollinger, 210-832-3474
Chief Communications Officer
http://www.clearchannel.com.